Exhibit 99.1

China Gengsheng Minerals, Inc. Reports EPS of $0.04 for the First Quarter of 2009

- Gross Margin 30.3% -

- Fracture Proppants Booked $2.5M or 19.8% of Total Sales -

- Teleconference to Be Held Monday, May 18, 2009, at 8:00 a.m. EDT -

Gongyi, China, May 15, 2009 –- China Gengsheng Minerals, Inc. (OTC Bulletin Board: “Gengsheng" or the "Company"), a leading manufacturer in China of industrial materials capable of withstanding high temperature, saving energy and boosting productivity, today reported its unaudited financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Results

For the first quarter of 2009, sales were $12.4 million, compared with $9.6 million in the first quarter of 2008.

Monolithic refractory products contributed 79.0% of sales, vs. 90.2% in the first quarter of 2008. Industrial ceramics contributed 1.2% of sales, vs. 3.5% in the first quarter of 2008. Fracture proppants contributed 19.8% of sales, vs. 6.3% in the same quarter of last year.

Gross profit was $3.8 million, compared with $3.6 million in the same period of 2008. Gross margin was 30.3%, compared with 37.0% in the first quarter of 2008 and 22.3% in the fourth quarter of 2008.

"I am pleased with our gross margin rebound on a sequential basis, as well as the higher contribution to revenue of our fracture proppant products in the first quarter," said Mr. Shunqing Zhang, Chairman, President and CEO of Gengsheng. "Although the economic environment still remains challenging for Chinese steel companies, the Chinese government’s decision action to rejuvenate the infrastructure sector has sparked new demand for steel products for roads and ports. We expect to see better refractory sales in the second half of this year if the government demand holds up."

Mr. Zhang continued, "I am at the same time encouraged by the strong demand for our fracture proppant products. This is best exemplified by PetroChina’s $5.5 -million Changqing Oilfield contract we announced today. After our capacity expansion, we are now capable of producing 60,000 tons of proppants per year and we are winning contracts both domestically and overseas. With crude oil hitting $60 a barrel again, we are optimistic that our proppants will continue to see purchase orders. Lastly, we increased our cash position through cost-cutting and short-term bank loans to $3.8 million as of March 31, 2009. Further, we still expect to begin the trial production of the fine precision abrasive line in the second quarter and start commercial production sometime in the summer.”

Selling expenses in the first quarter of 2009 were $1.5 million, compared with $1.4 million in the same period of 2008, reflecting higher sales. General and administrative expenses were $2.6 million, compared with $2.1 million in the same period of 2008.

Net income was $954,000, or diluted EPS of $0.04, compared with $1.2 million, or diluted EPS of $0.05, in the same period of 2008; and a net loss of $643,000, or diluted loss per share of $0.03, in the fourth quarter of 2008.

As of March 31, 2009, the Company had total cash and cash equivalents of $3.8 million, compared with $955,732 at year-end 2008.

Total shareholders' equity increased to $44.2 million at March 31, 2009, from $43.3 million at December 31, 2008.

Total shares outstanding on a fully diluted basis as of March 31, 2009 were 24.2 million.

Recent Developments

On May 15, 2009, the Company announced that it has won a supply contract for fracture proppants with PetroChina’s Changqing Oilfield. The total value of the contract is $5.5 million (RMB 37.6 million). Gengsheng is scheduled to start shipping immediately. According to PetroChina’s English-language Website, in 2007, PetroChina’s Changqing Oil and Gas Province (“Changqing”), located at the Ordos Basin in Northwest China, produced 12 million tons of crude oil and 11 billion cubic meters of natural gas, making Changqing China's third-largest onshore oil and gas field.

On May 11, 2009, the Company announced its wholly owned subsidiary, Henan Gengsheng Refractories Co., Ltd., has been designated the National High & New Tech Enterprise (HNTE) by Henan Province. Gengsheng is one of the only three firms in the city of Gongyi to receive such a title in the current round of new National HNTE designations. Being a national HNTE entails lower corporate income tax rate (from the regular 25% to 15% starting this year), faster clearance of customs during overseas travels, preferential terms of bank loans, priority in government approvals of various administrative applications, etc.

On April 29, 2009, the Company announced it has signed a full-service refractory supply contract with Zibo Zhang Steel Co., Ltd. (“Zhang Steel”) in Shandong Province. The value of the contract is estimated to be approximately $2.9 million per year. Gengsheng provides "full services" to China's steel mills in the form of refractory product installation, testing, maintenance, repair and replacement.

Conference Call

The Company will host a conference call on Monday, May 18, 2009, at 8:00 a.m. Eastern Daylight Time / 8:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing +1-877-407-9205 (North America) or +1-201-689-8054 (International) 10 minutes before the call start time.

A replay of the call will be available through May 25, 2009, at 11:59 p.m. Eastern Daylight Time. Interested parties may access the replay by dialing +1-877-660-6853 (North America) or + 1-201-612-7415 (International) and entering account number 286 and conference ID number 322746.

About China Gengsheng Minerals, Inc.

China Gengsheng Minerals, Inc. (“Gengsheng”) develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics and fracture proppants. A market leader offering customized solutions, Gengsheng sells its products primarily to the iron-and-steel industry as heat-resistant components for steelmaking furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China’s Henan province, Gengsheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. Gengsheng conducts business through Gengsheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan Gengsheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd. and Henan Gengsheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of China Gengsheng Minerals, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Mr. Shuai Zhang
Investor Relations
China Gengsheng Minerals, Inc.
Email: gszs@gengsheng.com

In the U.S.:
Mr. Valentine Ding
Investor Relations
Grayling
Tel: +1-646-284-9412
Email: valentine.ding@us.grayling.com

China GengSheng Minerals, Inc.
Condensed Consolidated Balance Sheets

	As of	As of
	March 31,	December 31,
	2009	2008
(Stated in US Dollars)	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,827,233	$955,732
Restricted cash	4,248,500	1,760,400
Trade receivables	29,461,779	30,026,675
Bills receivable	1,287,281	631,560
Other receivables and prepayments	4,691,730	3,608,247
Inventories	12,883,416	12,170,193
Deferred tax assets	31,685	54,869

Total current assets	56,431,624	49,207,676
Deposits for acquisition of property, plant and equipment	7,326,038	6,297,205
Deposits for acquisition of land use right	216,264	-
Intangible asset	952,250	953,550
Goodwill	441,089	441,089
Property, plant and equipment, net	10,580,901	10,654,692
Land use right	950,304	956,916

TOTAL ASSETS	76,898,470	68,511,128

LIABILITIES AND EQUITY
Current liabilities:
Trade payables	9,966,323	9,548,854
Bills payable	6,299,500	3,520,800
Other payables and accrued expenses	5,265,049	6,010,364
Advances from a director	1,100,605	2,460,820
Income taxes payable	370,983	349,293
Non-interest-bearing loans	69,954	290,100
Collateralized bank loans	9,229,500	2,640,600
Unsecured interest-bearing loan	219,750	220,050
Deferred tax liabilities	21,457	21,486

TOTAL LIABILITIES	32,543,121	25,062,367

STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value 50,000,000 shares authorized, no shares	-	-
Common stock - $0.001 par value 100,000,000 shares authorized,
24,038,183 shares issued and outstanding	24,038	24,038
Additional paid-in capital	19,608,044	19,608,044
Statutory and other reserves	7,207,206	7,207,206
Accumulated other comprehensive income	4,299,912	4,355,605
Retained earnings	13,031,755	12,078,137

Total stockholders' equity	44,170,955	43,273,030
NONCONTROLLING INTERESTS	184,394	175,731

TOTAL EQUITY	44,355,349	43,448,761

TOTAL LIABILITIES AND EQUITY	76,898,470	$68,511,128

China Gengsheng Minerals, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income

	Three Months Ended March 31,
	2009	2008
(Stated in US Dollars)	(Unaudited)	(Unaudited)
Sales	$12,398,010	$9,614,152
Cost of goods sold	8,641,708	6,055,595
Gross profit	3,756,302	3,558,557
Operating expenses
General and administrative expenses	1,011,183	634,904
Amortization and depreciation	98,289	104,002
Selling expenses	1,529,468	1,366,516
Total operating expenses	2,638,940	2,105,422
Net operating income	1,117,362	1,453,135
Other income (expenses)
Government grant income	36,891	58,998
Interest income	8,664	2,202
Other income	32,966	24,588
Finance costs	(187,236)	(188,498)
Total other expenses	(108,715)	(102,710)
Income before income taxes and noncontrolling interests	1,008,647	1,350,425
Income taxes	(46,126)	(150,790)
Net income attributable to noncontrolling interests	962,521	1,199,635
Noncontrolling interests	(8,903)	(10,353)
Net income attributable to Company’s stockholders	953,618	1,189,282

Net income	962,521	1,199,635
Other comprehensive income
Foreign currency translation adjustment	(55,933)	1,220,905
Comprehensive income	906,588	2,420,540
Comprehensive income attributable to noncontrolling interests	(8,663)	(7,525)
Comprehensive income attributable to Company’s stockholders	897,925	2,413,015
Earnings per share-Basic	0.04	0.05
Earnings per share-Diluted	0.04	0.05
Weighted average number of shares – Basic	24,038,183	24,038,183
Weighted average number of shares – Diluted	24,038,183	24,180,946

China Gengsheng Minerals, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2009	2008
(Stated in US Dollars)	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income attributable to the Company’s stockholders	$953,618 $	1,189,282
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	230,101	184,474
Amortization of land use right	6,115	3,982
Deferred taxes	23,110	30,612
Noncontrolling interests	8,903	10,353
Changes in operating assets and liabilities:
Restricted cash	(2,490,670)	-
Trade receivables	523,995	826,060
Bills receivables	(656,628)	4,541,512
Other receivables and prepayments	(1,085,158)	(3,424,414)
Inventories	(729,885)	(2,281,299)
Trade payables	430,516	876,088
Bills payables	2,783,690	-
Other payables and accrued expenses	(738,865)	642,900
Income tax payable	22,169	(408,751)

Net cash flows (used in) provided by operating activities	(718,989)	2,190,799

Cash flows from investing activities
Payments to acquire and deposit for land use right	(216,278)	-
Payments to acquire and deposit for acquisition of property, plant and equipment	1,209,050	(914,921)

Net cash flows used in investing activities	1,425,328	(914,921)

Cash flows from financing activities
Proceeds from bank loans	6,592,950	-
Repayment to bank loans	-	(321,471)
Repayment of non-interest-bearing loans	(219,765)	(189,580)
Repayment to a director	(1,356,952)	-

Net cash flows provided by (used in) financing activities	5,016,233	(511,051)

Effect of foreign currency translation on cash and cash equivalents	(415)	92,015

Net increase in cash and cash equivalents	2,871,501	856,842

Cash and cash equivalents - beginning of period	955,732	1,964,390

Cash and cash equivalents - end of period	3,827,233	2,821,232

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	76,214	26,670
Income taxes	-	373,371

####